EXHIBIT 99.1

PRESS RELEASE

CRESCENT ANNOUNCES FIRST QUARTER 2006 RESULTS
FORT WORTH, TEXAS, May 3, 2006—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the first quarter of 2006. Net loss available to common shareholders for the three months ended March 31, 2006, was ($13.1) million, or ($0.13) per share (diluted). These compare to net loss available to common shareholders of ($9.3) million, or ($0.09) per share (diluted), for the three months ended March 31, 2005.
Funds from operations available to common shareholders — diluted, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets (“FFO, as adjusted”), was $24.8 million, or $0.20 per share and equivalent unit, for the three months ended March 31, 2006, compared to $28.9 million, or $0.25 per share and equivalent unit, for the three months ended March 31, 2005. Crescent provides this calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing Crescent’s operating performance. Funds from operations available to common shareholders — diluted, calculated in accordance with the NAREIT definition (“FFO”), was $24.8 million, or $0.20 per share and equivalent unit, for the three months ended March 31, 2006, compared to $27.8 million, or $0.24 per share and equivalent unit, for the three months ended March 31, 2005. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the documents accompanying this press release.
According to John C. Goff, vice chairman and chief executive officer, “Our FFO per share of $0.20 was in line with our guidance of $0.19 to $0.22 per share. As we approach the midpoint for 2006, we are seeing continued recovery in our office markets. Our major markets enjoyed healthy employment expansion again this quarter, with Las Vegas leading the nation in job growth and Dallas/Fort Worth ranking 10th in job growth and 2nd in job creation. Overall for 2006, we anticipate modest growth in occupancy and rental rates in our portfolio as demand further improves in our markets, and we remain comfortable with our previous 2006 full year guidance of $1.25 to $1.40 in FFO, as adjusted, per share.”
On April 13, 2006, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.59375 per share for its Series B Redeemable Preferred Shares. The dividends are payable May 15, 2006, to shareholders of record on April 28, 2006.
BUSINESS SECTOR REVIEW
Office Segment (60% of Gross Book Value of Real Estate Assets as of March 31, 2006)
Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests. Crescent owned and managed, through its subsidiaries and joint ventures, 30.5 million square feet at March 31, 2006, including 14.7 million square feet of office properties in joint ventures.
- Same-store NOI -
Office property same-store net operating income (“NOI”) declined 4.9% for the three months ended March 31, 2006, from the same period in 2005 for the 27.7 million square feet of office property space owned during both periods, primarily due to timing of expenses incurred, as well as anticipated increases in general operating expenses. Average economic occupancy for these same-store properties was 88.3% for both periods. Management continues to expect full year 2006 same-store NOI growth of 1% to 3%.

-Total Portfolio Occupancy -
As of March 31, 2006, leased occupancy was 90.6%, and economic occupancy was 88.2%.
- Leasing Activity -
Crescent leased 0.7 million net rentable square feet during the three months ended March 31, 2006, of which 0.4 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $2.80 per square foot per year, and leasing costs were $1.39 per square foot per year.
- Lease Termination Fees -
Crescent earned $7.8 million of lease termination fees during the three months ended March 31, 2006. This compares to $0.4 million of lease termination fees earned during the three months ended March 31, 2005, respectively. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.
Denny Alberts, president and chief operating officer, commented, “We expect our office portfolio to make positive strides this year after a strong year in 2005. Due to impressive leasing efforts, particularly in our healthy markets, we ended the quarter at 90.6% leased occupancy. Overall, we expect to end 2006 at 91% to 92% leased for our stabilized office portfolio.
“Last year, leasing exceeded 5.2 million square feet. For 2006, we have gross expirations of only 3.4 million square feet; therefore, we are optimistic that we will re-lease this space and grow occupancy. To date, we have addressed 82% of 2006 gross expirations — 65% by signed leases and 17% by leases in negotiation.”
Resort Residential Development Segment (19% of Gross Book Value of Real Estate Assets as of March 31, 2006) Crescent’s overall resort residential investments generated $1.0 million in FFO for the three months ended March 31, 2006. This compares to $4.9 million in FFO generated for the three months ended March 31, 2005.
Luxury Resorts and Upscale Business-Class Hotels (10% of Gross Book Value of Real Estate Assets as of March 31, 2006)
Crescent reports operating statistics in this press release for its three luxury resorts and spas and three upscale business-class hotels and assuming 100% ownership without adjusting for joint-venture interests.
- Same-store NOI -
For the three months ended March 31, 2006, Crescent’s three luxury resorts and three upscale business-class hotels generated same-store NOI of $11.0 million, which is a 27% increase from $8.7 million generated for the same period in 2005.
- Operating Statistics -
The average daily rate increased 8%, and revenue per available room increased 16% for the three months ended March 31, 2006, compared to the same period in 2005. Weighted average occupancy was 74% for the three months ended March 31, 2006, compared to 69% for the three months ended March 31, 2005.
Temperature-Controlled Logistics Segment (11% of Gross Book Value of Real Estate Assets as of March 31, 2006)
Crescent’s investment in temperature-controlled logistics properties generated $3.2 million in FFO for the three months ended March 31, 2006. This compares to $3.5 million of FFO generated for the three months ended March 31, 2005. Improved operations, primarily as a result of increased occupancy levels, were offset this quarter by certain non-recurring charges.

BALANCE SHEET REVIEW
Investment Activity
Year-to-date 2006 through the date of this release, Crescent had invested $35.0 million in Mezzanine investments at an average current yield of 10.81%.
Year-to-date 2006 through the date of this release, Crescent had received $56.4 million, including $6.2 million prepayment fees, for the full repayment of two mezzanine investments.
On March 31, 2006, Crescent committed to co-develop with Champion Partners a 144,000 square-foot, two-building office complex in Austin, Texas. The venture is structured such that Crescent owns a 90% interest. Crescent’s initial commitment to the joint venture was $8.2 million, of which $3.7 million was funded on March 31, 2006.
Consolidated Debt
On March 24, 2006, a Crescent subsidiary entered into a master repurchase agreement with Morgan Stanley Bank to finance up to 70% of the value of certain mezzanine investments, not to exceed an aggregate amount of $100.0 million. The loan bears interest based on the loan to value of each mezzanine investment, and Crescent can borrow against the loan through March 2008. The agreement has a one-year extension option. Crescent has currently drawn approximately $21.0 million.
On March 13, 2006, Crescent paid off the remaining balance on the LaSalle Note II of approximately $155.0 million. The loan was secured by defeasance investments, which matured in March and provided the proceeds to pay off the loan.
On January 20, 2006, Crescent entered into a $55.0 million loan with Bank of America, N.A., secured by the Fairmont Sonoma Mission Inn. The loan bears interest at 5.4% with an interest-only term until maturity at February 2011. The proceeds were used to pay off the existing $10.0 million Fairmont Sonoma Mission Inn loan and to pay down Crescent’s credit facility.
EARNINGS OUTLOOK
Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.
FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets. Crescent provides this additional calculation of FFO, as adjusted, to exclude these charges, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the financial statements accompanying this press release and in the “First Quarter 2006 Supplemental Operating and Financial Data” located on Crescent’s website. FFO should not be considered an alternative to net income.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA
Crescent’s first quarter supplemental operating and financial data report is available on Crescent’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call Crescent at (817) 321-2100.
CONFERENCE CALL, WEBCAST AND PRESENTATION
Crescent will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Wednesday, May 3, 2006, to discuss the first quarter results and provide a company update. To participate in the conference call, please dial (877) 392-0083 domestically or (706) 679-3110 internationally, or you may access the audio webcast on Crescent’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through May 10, 2006, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 7450026.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although Crescent believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Crescent’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	Crescent’s ability, at its office properties to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	Adverse changes in the financial condition of existing office customers and the ability of these office customers to pay rent;

•	Lack of control and limited flexibility in dealing with Crescent’s jointly owned investments;

•	The ability of Crescent to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with Crescent;

•	The concentration of a significant percentage of Crescent’s office assets in Texas;

•	The ability to develop, sell and deliver resort residential units and lots within anticipated time frames and within anticipated profit margins;

•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as Crescent’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, Crescent’s ability to meet financial and other covenants, liquidity risks related to the use of warehouse facilities governed by repurchase agreements to fund certain of our mezzanine investments, and Crescent’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	Deterioration in Crescent’s resort / business-class hotel markets or in the economy generally and increase in construction cost associated with the development of resort/hotel properties;

•	The inherent risk of mezzanine investments, which are structurally or contractually subordinated to senior debt, may become unsecured as a result of foreclosure by a senior lender on its collateral, and are riskier than conventional mortgage loans;

•	The existence of complex regulations relating to Crescent’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in Crescent’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Crescent is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 75 premier office buildings totaling 31 million square feet located in select markets across the United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. Crescent also makes strategic investments in resort residential development, as well as destination resorts, including Canyon Ranch®. For more information, visit Crescent’s website at http://www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Jennifer Terrell, Investor & Media Relations Manager, (817) 321-1464